Exhibit (e)(4)

Rabbi Trust Agreement

-i-

Terra Industries Inc. Excess Benefit Plan Trust Agreement
     This Agreement, made this 12th day of February, 2010, by and between Terra Industries Inc. (“Company”) and WELLS FARGO BANK, N.A. (“Trustee”).
WITNESSETH:
     WHEREAS, Company has adopted the non-qualified deferred compensation Plan titled the Terra Industries Inc. Excess Benefit Plan (the “Plan”);
     WHEREAS, Company has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;
     WHEREAS, Company wishes to establish a trust (hereinafter called “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;
     WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended; and
     WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;
     NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:
ARTICLE I
ESTABLISHMENT OF TRUST
          Section 1.1 Company shall deposit with Trustee in trust such cash and other property, acceptable to Trustee, as may be paid to Trustee pursuant to Sections 1.5, 1.6 and 1.9 herein, which shall become the principal of the Trust, to be held, administered and disposed of by Trustee as provided in this Trust Agreement.
          Section 1.2 The Trust hereby established shall be revocable by Company; it shall become irrevocable upon a Change in Control, as defined in Section 1.8 herein. Prior to a Change in Control, the Trust may be revoked by Company at any time by a writing delivered to

Trustee. Upon such revocation, all amounts held in the Trust shall be paid to, or upon the direction of, Company.
          Section 1.3 The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly. However, Trustee does not warrant and shall not be liable for any tax consequences associated with the Trust or participation in the Plan.
          Section 1.4 The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and their beneficiaries and general creditors of Company as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3.1 herein.
          Section 1.5 Upon a Change in Control, Company shall, as soon as possible, but in no event longer than five days following the Change in Control (the date on which such contribution is made, the “Change in Control Funding Date”), make an irrevocable contribution of cash or other property, acceptable to Trustee, to the Trust in an amount such that the Trust will, immediately following such contribution, hold assets with a value equal to the sum of the Plan participants’ and beneficiaries’ accrued benefits pursuant to the terms of the Plan as of the date of the Change in Control, less the aggregate amount of any such benefits paid directly by Company to Plan participants and beneficiaries prior to or on the Change in Control Funding Date pursuant to Section 2.1. The amount of accrued benefits shall be equal to the Projected Benefit Obligation as of the date of the Change in Control, based on actuarial assumptions most recently applied in calculating Company’s liability under the Statement of Financial Accounting Standards No. 87 or the comparable relevant sections of the FASB Accounting Standards Codification.
          Section 1.6 At the close of each calendar quarter ending after a Change in Control has occurred, Company shall, as soon as possible, but in no event more than five days following such close of quarter, make an irrevocable contribution of additional cash or other property, acceptable to Trustee, to the Trust in an amount such that the Trust will, immediately following such contribution, hold assets with a value equal to the sum of the Plan participants’ and beneficiaries’ accrued benefits pursuant to the terms of the Plan as of such close of quarter, determined pursuant to the last sentence of Section 1.5 but as of the close of the applicable quarter rather than as of the date of the Change in Control.
          Section 1.7 Company shall notify Trustee immediately in the event of a Change in Control and advise Trustee when the provisions of Sections 1.5 and 1.6 herein are satisfied. Trustee shall have no duty to independently determine the occurrence of a Change in Control nor, on its own initiative, to compel Company to satisfy its contribution obligations hereunder.

          Section 1.8 For purposes of the Trust, “Change in Control” shall mean the occurrence of any of the following events:
(a)
individuals (the “Incumbent Directors”) who, as of November 19, 2009, were members of the Board of Directors of Company (the “Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who has become or becomes a director subsequent to November 19, 2009 whose election, or nomination for election, by Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office after November 19, 2009 has occurred or occurs pursuant to an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person (a “Person”), as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor statute thereto (the “Exchange Act”), other than the Board;

(b)
the consummation of (i) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (A) Company or (B) any entity in which Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock (a “Subsidiary”), but in the case of this clause (B) only if Company Voting Securities, as herein defined, are issued or issuable in connection with such transaction (each of the events referred to in this clause (i) being hereinafter referred to as a “Reorganization”) or (ii) a sale or other disposition of all or substantially all the assets of Company (a “Sale”), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of shares of Company’s common stock or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization or Sale (such securities, the “Company Voting Securities”) beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns Company or all or substantially all Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than Company or a Subsidiary), (2) no Person (excluding any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any corporation or other entity controlled by the Continuing Entity) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding voting securities of the Continuing Entity and (3) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(c)	the stockholders of Company approve a plan of complete liquidation or dissolution of Company; or

(d)
any Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of Company representing 25% or more of the combined voting power of Company Voting Securities; provided, however, that for purposes of this subparagraph (d), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by Company or any Subsidiary, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or any Subsidiary, (iii) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (iv) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of subparagraph (b) above.

          Section 1.9 Company, in its sole discretion, may at any time, or from time to time (whether before, on or after a Change in Control), make additional deposits of cash or other property acceptable to Trustee in trust with Trustee, which shall be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.
          Section 1.10 Notwithstanding any other provision of this Trust Agreement to the contrary, Company shall not make any contribution to the Trust to the extent such contribution would be treated as a transfer of property in connection with the performance of services pursuant to Code section 409A(b)(3) or any successor thereto.
ARTICLE II
PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES
          Section 2.1 Prior to and on the Change in Control Funding Date, Company shall make payments of benefits directly to Plan participants and their beneficiaries, and Trustee shall have no obligation to make payments to Plan participants or their beneficiaries or for related tax reporting. Upon a Change in Control, Company shall, as soon as possible, but in no event later than the Change in Control Funding Date, deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amounts are to be paid (as provided for or available under the Plan) and the time of commencement for payment of such amounts. At the close of each calendar quarter ending after a Change in Control has occurred, Company shall, as soon as possible, but in no event more than five days following such close of quarter, deliver to Trustee an updated Payment Schedule. Following the Change in Control Funding Date, except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule and updated Payment Schedules, as applicable. Following the Change in Control Funding Date, Trustee shall make provision for the reporting and withholding of any federal and state taxes (other than FICA, FUTA or local taxes) that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities. Notwithstanding the foregoing, Company must direct Trustee if any tax withholding is required on a payment subject to state income taxes in a state other than the state in which the participant currently resides (“Non-resident taxes”). If applicable, Company shall direct Trustee to remit any FICA, FUTA or local taxes with respect to the benefit payments to Company and Company shall have the responsibility for reporting and remitting the FICA, FUTA or local taxes to the appropriate taxing authorities. Company will indemnify and hold harmless Trustee from any and all liability to which Trustee may become subject due to Company’s failure to properly withhold and remit FICA, FUTA or local taxes in connection with payments from the Trust, or for failure to direct Trustee regarding withholding on any payment subject to Non-resident taxes.
          Section 2.2 The entitlement of a Plan participant and his or her beneficiaries to benefits under the Plan shall be determined prior to a Change in Control by Company or such party as it shall designate under the Plan, and on and after a Change in Control by Hewitt Associates LLC or any successor actuary to the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.
          Section 2.3 Following the Change in Control Funding Date, Company may make payments of benefits directly to Plan participants and their beneficiaries as they become due under the terms of the Plan, and Trustee shall reimburse Company for such payments upon presentation of appropriate evidence of payment to Trustee. In such case, Company shall notify Trustee of its decision to make payments of benefits directly prior to the time amounts are payable to Plan participants or their beneficiaries. In addition, following the Change in Control Funding Date, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient. Trustee shall not be liable for the inadequacy of the Trust to pay all amounts due under the Plan.
ARTICLE III
TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY
WHEN COMPANY IS INSOLVENT
          Section 3.1 Trustee shall cease payment of benefits to Plan participants and their beneficiaries if Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code or any comparable state or federal regulatory law.
          Section 3.2 At all times during the continuance of this Trust, as provided in Section 1.4 hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.
               (1) The Board of Directors and the Chief Executive Officer (or, if there is no Chief Executive Officer, the highest ranking officer) of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants and their beneficiaries.
               (2) Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.
               (3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants and their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.
               (4) Trustee shall resume the payment of benefits to Plan participants and their beneficiaries in accordance with Article II of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent). Trustee may in all events rely on such evidence concerning Company’s solvency (or Insolvency) as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.
          Section 3.3 Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.2 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

ARTICLE IV
PAYMENTS TO COMPANY
     Except as provided in Articles II and III hereof, on and after a Change in Control, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.
ARTICLE V
INVESTMENT AUTHORITY
          Section 5.1 Except as provided below, prior to a Change in Control, Company shall have the sole power and responsibility for the management, disposition and investment of the Trust assets, and Trustee shall comply with written directions from Company or its designated agent, which may include a recordkeeper for the Plan. Prior to a Change in Control, Trustee shall have no duty or responsibility to review, initiate action or make recommendations regarding the investment of Trust assets and shall retain such assets until directed in writing to dispose of them. Prior to issuing any such directions, Company shall certify to Trustee the person(s) at Company or its agent who have the authority to issue such directions. On and after a Change in Control, Trustee shall have the sole power and responsibility for the management, disposition and investment of the Trust assets.
          Section 5.2 In the administration of the Trust, Trustee shall have the following powers; however, prior to a Change in Control, all powers regarding the investment of the Trust shall be exercised solely pursuant to direction of Company or its delegated agent or, if applicable, an Investment Manager, unless Trustee has been properly delegated investment authority pursuant to Section 5.4 below:
               (1) To hold assets of any kind (other than securities or obligations of the Company or any affiliate of the Company), including shares of any registered investment company, whether or not Trustee or any of its affiliates provides investment advice or other services to such company and receives compensation for the services provided;
               (2) To sell, exchange, assign, transfer and convey any security or property held in the Trust, at public or private sale, at such time and price and upon such terms and conditions (including credit) as directed;
               (3) To invest and reinvest assets of the Trust (including accumulated income) as directed;
               (4) To vote, tender or exercise any right appurtenant to any stock or securities held in the Trust, as directed;
               (5) To consent to and participate in any plan for the liquidation, reorganization, consolidation, merger or any similar action of any corporation any security of which is held in the Trust, as directed;
               (6) To sell or exercise any “rights” issued on any securities held in the Trust, as directed;
               (7) To cause all or any part of the assets of the Trust to be held in the name of Trustee (which in such instance need not disclose its fiduciary capacity) or, as permitted by laws, in the name of any nominee, and to acquire for the Trust any investment in bearer form, but the books and records of the Trust shall at all times show that all such investments are part of the Trust and Trustee shall hold evidence of title to all such investments;
               (8) To make such distributions in accordance with the provisions of this Trust Agreement;
               (9) To hold a portion of the Trust for the ordinary administration and for the disbursement of funds in cash, without liability for interest thereon for such period of time as necessary, notwithstanding that Trustee or an affiliate of Trustee may benefit directly or indirectly from such uninvested amounts. It is acknowledged that Trustee’s handling of such amounts is consistent with usual and customary banking and fiduciary practices, and any earnings realized by Trustee or its affiliates will be compensation for its bank services in addition to its regular fees; and
               (10) To invest in deposit products of Trustee or its affiliates, or other bank or similar financial institution, subject to the rules and regulations governing such deposits, and without regard to the amount of such deposit, as directed.
In no event, however, shall assets held in the Trust be invested in securities or obligations issued by the Company or any affiliate of the Company.
          Section 5.3 From time to time, prior to a Change in Control, Company may appoint one or more investment managers who, prior to a Change in Control, shall have investment management and control over all or a portion of the assets of the Trust (“Investment Managers”). Company shall notify Trustee in writing of the appointment of the Investment Manager. In the event more than one Investment Manager is appointed, Company shall determine which assets shall be subject to management and control by each Investment Manager and shall also determine the proportion in which funds withdrawn or disbursed shall be charged against the assets subject to each Investment Manager’s management and control. Such Investment Manager shall, prior to a Change in Control, direct Trustee as to the investment of assets and any voting, tendering and other appurtenant rights of all securities held in the portion of the Trust over which the Investment Manager is appointed. Prior to a Change in Control, Trustee shall have no duty or responsibility to review, initiate action or make recommendations regarding the investment of the Trust assets and shall retain such assets until directed in writing to dispose of them.
          Section 5.4 Company may delegate to Trustee the responsibility to manage all or a portion of the Trust prior to a Change in Control if Trustee agrees to do so in writing.

Upon written acceptance of that delegation, Trustee shall have full power and authority to invest and reinvest the Trust in investments as provided herein, subject to any investment guidelines provided by Company.
ARTICLE VI
DISPOSITION OF INCOME
     During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.
ARTICLE VII
ACCOUNTING BY TRUSTEE
     Trustee shall keep accurate and detailed records of all investments, receipts, disbursements and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 60 days following the close of each calendar year and within 90 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. Trustee’s accounting, if not objected to within 60 days of it being furnished to Company, shall be deemed accepted by Company.
ARTICLE VIII
RESPONSIBILITY OF TRUSTEE
          Section 8.1 Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company, and Company shall indemnify and hold harmless Trustee and its officers, employees and agents from and against all liabilities, losses and claims (including reasonable attorneys’ fees and costs of defense) for actions taken or omitted by Trustee in accordance with the terms of this Trust. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.
          Section 8.2 If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee’s costs,

expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.
          Section 8.3 Trustee may consult with legal counsel (who, prior to a Change in Control but not on or following a Change in Control, may also be counsel for Company generally) with respect to any of its duties or obligations hereunder, and Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder. Company shall pay the expenses for services by such individuals or entities, and if Company does not pay such expenses in a reasonably timely manner, Trustee may obtain payment from the Trust.
          Section 8.4 Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy. Trustee shall not be liable for the failure or omission of any insurance company for any reason to pay any benefits or furnish any services under the policies or contracts. Company shall have the sole responsibility to determine whether any insured under any insurance policy held in the Trust is deceased.
          Section 8.5 Notwithstanding the provisions of Section 8.4 above, Trustee may loan to Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.
          Section 8.6 Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.
          Section 8.7 Any electronic communication, including facsimile and e-mail, received by Trustee from an address that Trustee reasonably believes to be that of a duly authorized representative of Company shall be deemed to be in writing and signed on behalf of Company by a duly authorized representative of Company, and Trustee shall be as fully protected under the Trust Agreement and applicable law as if such electronic communication had been an originally signed writing.
ARTICLE IX
COMPENSATION AND EXPENSES OF TRUSTEE
     Trustee shall be entitled to reasonable compensation for the services it renders under this Trust. Company shall pay all Trustee’s fees and expenses incurred in connection with such services. If not so paid within a reasonable time, the fees and expenses, including, but not limited to, those expenses referenced in Article VIII above, shall be paid from the Trust.
ARTICLE X
RESIGNATION AND REMOVAL OF TRUSTEE
          Section 10.1 Trustee may resign at any time by written notice to Company, which shall be effective 30 days after receipt of such notice unless Company and Trustee agree otherwise.
          Section 10.2 Prior to a Change in Control, Trustee may be removed by Company on 30 days notice or upon shorter notice accepted by Trustee. On or following a Change in Control, Trustee may be removed by Company only with the written approval of a majority of the participants and beneficiaries who, as of the date of such removal, are or may become entitled to the payment of benefits pursuant to the terms of the Plan.
          Section 10.3 If Trustee resigns or is removed, a successor shall be appointed, in accordance with Article XI hereof, by the effective date of resignation or removal under Section 10.1 or 10.2, as applicable, of this Article. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.
ARTICLE XI
APPOINTMENT OF SUCCESSOR
          Section 11.1 If Trustee resigns or is removed in accordance with Section 10.1 or 10.2 hereof, as applicable, Company may appoint any major financial institution that may be granted corporate trustee powers under state law and that has resources comparable to the resources of Trustee as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets.
          Section 11.2 Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 120 days after receipt of all information reasonably required by Trustee to transfer assets to the successor Trustee, unless Company extends the time limit. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.
          Section 11.3 The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Articles VII and VIII hereof. The successor Trustee shall not be responsible for, and Company shall indemnify and defend the successor Trustee from, any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

ARTICLE XII
AMENDMENT OR TERMINATION
          Section 12.1 This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, (a) no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1.2 hereof and (b) this Trust Agreement may not be amended at any time on or following a Change in Control in any manner adverse to any participant or beneficiary who, as of the date of such amendment, is or may become entitled to payment of benefits pursuant to the terms of the Plan, without the written approval of such affected participant or beneficiary, except to the extent such amendment is required by law.
          Section 12.2 The Trust shall not terminate until the date on which all Plan participants and all their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan, unless sooner revoked in accordance with Section 1.2 hereof. Upon termination of the Trust, any assets remaining in the Trust shall be returned to Company.
          Section 12.3 Notwithstanding Section 12.2 hereof, upon written approval of all participants and beneficiaries who, as of the date of termination of the Trust, are or may become entitled to payment of benefits pursuant to the terms of the Plan, Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to Company.
ARTICLE XIII
MISCELLANEOUS
          Section 13.1 Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.
          Section 13.2 Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.
          Section 13.3 This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.
          Section 13.4 Trustee shall be entitled to rely on any information furnished to it by Company or any other party from whom Trustee is entitled to any information. If any provision of this Trust conflicts with any provision of the Plan, the provisions of this Trust shall control.

          Section 13.5 If at any time the Plan fails to meet the requirements of Code section 409A, Company shall determine, withhold, report and remit all taxes thereunder, as applicable.
          Section 13.6 This Trust Agreement shall be binding upon, and shall inure to the benefit of, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Company.
ARTICLE XIV
EFFECTIVE DATE
     The effective date of this Trust Agreement shall be February 12, 2010.
     IN WITNESS WHEREOF, Company and Trustee have caused this Agreement to be executed by individuals thereunto duly authorized as of the day and year first above written.

TERRA INDUSTRIES INC.		WELLS FARGO BANK, N.A., Trustee

By		By

	Name		Name
	Title		Title